EXHIBIT 99.1

FOR IMMEDIATE RELEASE

NEW INDEPENDENT DIRECTOR JOINS INTERDIGITAL BOARD

KING OF PRUSSIA, PA — June 18, 2009 — InterDigital, Inc. (NASDAQ: IDCC) today announced the election of John Kritzmacher, Executive Vice President and Chief Financial Officer of Global Crossing Limited, to its Board of Directors, effective immediately. The company’s Board now totals six Directors, four of whom are independent.

Harry Campagna, Chairman of the Board, stated, “We are pleased to welcome John to the Board of Directors. John, a technology industry veteran, brings a deep understanding of financial operations and capital markets. I am confident John will bring an important perspective to our Board, and I look forward to his contributions to the Company.”

Mr. Kritzmacher joined Global Crossing in October 2008 and is responsible for all of the company’s financial operations, including finance, accounting, treasury, tax, internal audit, investor relations and procurement.

Mr. Kritzmacher previously served as Chief Financial Officer at Lucent Technologies, where he managed functions including finance, accounting, treasury, tax, internal audit and investor relations, as well as global real estate. Before becoming Chief Financial Officer at Lucent, Mr. Kritzmacher rose through a variety of positions with increasing responsibility during his 10 years at the company, including Senior Vice President and Corporate Controller.

After playing a leading role in the planning and execution of Lucent’s merger with Alcatel in 2006, Mr. Kritzmacher became Chief Operating Officer of the Services Business Group at Alcatel-Lucent. While there, he transformed a diverse suite of existing Alcatel and Lucent service functions into a unified global services organization. Earlier in his career, Mr. Kritzmacher advanced rapidly through a series of finance and operational roles at Lucent’s predecessor, AT&T Network Systems.

Mr. Kritzmacher earned a Bachelor of Arts degree in mathematics and economics at Dartmouth College and went on to earn an MBA in accounting at the New York University Stern School of Business.

Mr. Kritzmacher was elected for a term expiring at the 2012 Annual Meeting of Shareholders, at which time his continued Board service will be subject to renomination and shareholder approval. In addition, the Board of Directors has appointed Mr. Kritzmacher to serve on the Board’s Audit Committee, replacing Mr. Campagna, and on the Board’s Finance and Investment Committee, alongside current committee members Robert S. Roath, Steven T. Clontz and Edward B. Kamins.

About InterDigital

InterDigital® designs, develops and provides advanced wireless technologies and products that drive voice and data communications. InterDigital is a leading contributor to the global wireless standards and holds a strong portfolio of patented technologies which it licenses to manufacturers of 2G, 2.5G, 3G, and 802 products worldwide.

InterDigital is a registered trademark of InterDigital, Inc.

For more information, visit: www.interdigital.com

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Media Contact:	Investor Contact:
Jack Indekeu Email: jack.indekeu@interdigital.com	Janet Point Email: janet.point@interdigital.com

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